Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE SIGNS $1 MILLION EQUIPMENT FINANCING LINE WITH NFS LEASING

SUWANEE, GA, FEBRUARY 12, 2018 - SANUWAVE Health, Inc. (OTCQB: SNWV) is pleased to announce that the Company has signed a one million dollar equipment financing lease agreement with NFS Leasing, Inc. This agreement will enable SANUWAVE to begin placing the dermaPACE® System in the hands of clinicians and wound care centers in the United States to utilize in the treatment of diabetic foot ulcers, a billion dollar market.

NFS Leasing, Inc. has an extensive background in medical equipment financing and will be a valuable partner to SANUWAVE in our initial commercialization of dermaPACE in the United States after receiving FDA clearance in December 2017. The line will be called as we order equipment, which will allow us to distribute the dermaPACE System domestically without dilution to the current shareholders.

“The agreement with NFS is a crucial announcement for the Company as we execute our plan for a successful rollout in the massive US diabetic foot ulcer (DFU) market. This allows us to access capital to place devices which in turn will drive procedures and ultimately revenue,” stated Kevin A. Richardson II, Chief Executive Officer of SANUWAVE. “We have a well developed plan in place to roll out dermaPACE methodically throughout 2018. We are very excited to have this line in place which allows us to launch our rapid revenue growth,” concluded Mr. Richardson.

The Company has had overwhelming inbound information calls and support from the wound care community since the announcement of our FDA clearance. We anticipate the first draw on this line later in February with our initial delivery shortly thereafter.

“We have been following SANUWAVE’s progress for a while and began discussions about doing business together prior to their good news from the FDA. We are glad to be providing capital for a business model that will help heal a massive medical problem involving diabetic foot ulcers. The Company has developed a great go to market strategy and we are looking forward to a successful strategic relationship,” stated David DePamphilis, Chief Operating Officer of NFS Leasing, Inc.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (OTCQB:SNWV) (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is US FDA cleared for the treatment of Diabetic Foot Ulcers. The device is also CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, South Korea, Australia and New Zealand. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

About NFS Leasing, Inc.

NFS Leasing Inc. (www.nfsleasing.com) is an independent equipment leasing company, serving growth-oriented companies in a variety of fields. NFS specializes in leasing technology equipment, scientific and medical equipment, as well as robotic, manufacturing and construction equipment. Having helped a wide array of businesses grow for more than a decade, NFS is approaching a billion dollars in lease originations. NFS’ management team averages over 25 years of technology and finance experience. NFS has developed a broad base of extensive affiliations throughout the IT, medical, scientific, construction and manufacturing marketplace that can be leveraged to bring their customers unique incremental value.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Millennium Park Capital LLC
Christopher Wynne
312-724-7845
cwynne@mparkcm.com

SANUWAVE Health, Inc.

Kevin Richardson II
Chairman of the Board
978-922-2447
investorrelations@sanuwave.com

2